INDEPENDENT AUDITORS' CONSENT


The Board of Directors
GST Telecommunications, Inc.

We consent to the use of reports dated November 11, 1994 and January 12, 1994 except for note 4 which is as of January 21, 1994, relating to the balance sheets of IntelCom-Greenstar Joint Venture as of September 30, 1994 and 1993, respectively and the related statements of operations and participants' equity, and financial position for the years ended September 30, 1994 and 1993 respectively included in Form 20-F, incorporated herein by reference in the Registration Statement of Form S-8, dated June 28, 1996 of GST Telecommunications, Inc. and to the references to our firm under the "Experts" heading in the prospectus.

/s/ KPMG PEAT MARWICK THORNE
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KPMG PEAT MARWICK THORNE

Chartered Accountants

Edmonton, Canada

June 28, 1996